Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 12, 2010 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 of Heelys, Inc., which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Dallas, Texas

May 24, 2010